Exhibit 10.38

[Letterhead]

December 6, 2002

Dear Mr. Lofe,

We would like to extend an offer of employment to you effective January 6, 2003 as the EVP, Chief Financial Officer with PMI Mortgage Insurance Co. We feel your experience will provide needed expertise in our company and, in turn, we believe the Company can provide you with opportunities for personal, professional, and financial growth. Below is a summary of our offer:

•	Your salary will be $300,000 annually, payable semi-monthly

•	You will participate in the Key Management Annual Incentive Plan. The target is 70% of base salary and maximum of 140%, (subject to compensation committee approval for all senior officers). Target is paid at 125% of bonus opportunity.

•	You will participate in the Long Term Incentive Plan at 150% of base salary, subject to compensation committee approval regarding all senior officers

•	You will receive 5,000 new hire stock options (1/3 vesting schedule)

•	You will receive 5,000 Restricted Shares (3 year cliff vesting)

•	PMI will provide you a relocation package that includes:

1.	Signing Bonus of $150,000 (reimbursable to PMI on a pro-rata basis upon voluntary termination within twelve months of hire date) This bonus will be included as pensionable earnings and used as highest bonus earned for change of control purposes.

2.	Relocation differential of $110,000 (payable upon move)

3.	Reimbursement of expenses (per relocation policy) to sell home in Chicago and buy a home in California.

4.	Move of household goods

•	PMI will reimburse (as a business expense) through June 30, 2003: (a) temporary housing expense up to $2,500 per month and (b) travel up to 12 round trip business class tickets.

•	100% company funded Pension Plan – at one year anniversary.

•	401(K) eligibility effective immediately. Company match up to 100% of employee contributions to 6%. The first 25% is credited as cash. The remaining 75% is discretionary based on the same corporate objectives used to determine the Annual Incentive Plan payout. The discretionary component will be credited as stock.

•	Health benefits, including Medical, Dental, Vision, Long Term Disability, Life Insurance, Accidental Death, and Flexible Spending Accounts.

•	PMI will provide you:

1.	A company Car allowance of $16,200 annually

2.	Cellular Phone (valued at $650 annually)

3.	Financial Planning and Tax Preparation ($16,500 annually)

•	You will be eligible for four weeks of vacation, 3 personal days and 8 paid holidays

•	Upon employment, you will be provided the standard Change in Control Agreement, as outlined in the 12/31/01 proxy

We look forward to a mutually productive relationship and welcome you to the PMI Group, Inc. Please fill out and return the enclosed application for employment with one signed copy of this letter.

Sincerely,

/s/ W. Roger Haughton
W. Roger Haughton
Chairman and Chief Executive Officer

/s/ Donald P. Lofe, Jr.	December 12, 2002
Donald P. Lofe, Jr.	Date